SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13G/A #7
(Rule 13d-101)

Under the Securities Exchange Act of 1934

CREDITRISKMONITOR.COM INC.
-----------------------------------------------------------
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)

225426105
-----------------------------------------------------------
(CUSIP Number)

February 9, 2018
-----------------------------------------------------------
(Date of Event that Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 225426105

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SANTA MONICA PARTNERS, L.P.
13-3100474
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
NEW YORK
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               799,310
SHARES          -------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			799,310
      --------------------------------------
8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
			799,310
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES                 [ ]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.5%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	PN
__________________________________________________________

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SMP ASSET MANAGEMENT LLC
42-1582561
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               799,310
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			799,310
      --------------------------------------
8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
			799,310
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES                 [ ]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.5%
___________________________________________________________

12      TYPE OF REPORTING PERSON
	OO (LLC)
___________________________________________________________


__________________________________________________________

1       NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
LAWRENCE J. GOLDSTEIN
___________________________________________________________

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [ ]
(b)  [X]
___________________________________________________________

3       SEC USE ONLY
___________________________________________________________

4       CITIZENSHIP OR PLACE OF ORGANIZATION
NEW YORK
___________________________________________________________

5       SOLE VOTING POWER
NUMBER OF               822,220
SHARES          --------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER
OWNED BY                0
EACH REPORTING  --------------------------------------
PERSON WITH     7       SOLE DISPOSITIVE POWER
			822,220
      --------------------------------------
8       SHARED DISPOSITIVE POWER
	0
_____________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
		22,910
______________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
EXCLUDES CERTAIN SHARES                 [ ]
___________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
	7.7
___________________________________________________________

12      TYPE OF REPORTING PERSON
	IN
__________________________________________________________

Item 1.

(a) CREDITRISKMONITOR.COM INC.

(b) 704 Executive Blvd., Suite A, Valley College, NY 10989
?
Item 2.   Identity and Background.

(a) This Statement is being filed by Santa Monica Partners, L.P., a New York limited partnership ("Santa Monica Partners"), SMP Asset Management, LLC, a Delaware limited liability company ("SMP Asset Management"), the general partner of Santa Monica Partners, LP and Lawrence J. Goldstein. Mr. Goldstein is an individual investor, sole managing member and sole owner of SMP Asset Management.


(b) (c) The principal business address of Santa Monica Partners, SMP Asset Management and Lawrence J. Goldstein (collectively the
"Reporting Persons") is 1865 Palmer Avenue, Larchmont, New York
10538.  Mr. Goldstein is a citizen of the United States.


(d) Title of Class of Securities: Common Stock

(e) CUSIP: 225426105

Item 3. NA

Item 4. Ownership

Santa Monica Partners, L.P.
(a) Amount beneficially owned: 799,310
(b) Percent of class: 7.5%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 799,310
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or
to direct the disposition of: 799,310
(iv) Shared power to dispose or to direct the disposition of: 0

SMP Asset Management, LLC
(a) Amount beneficially owned: 799,310
(b) Percent of class: 7.5%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 799,310
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or
to direct the disposition of: 799,310
(iv) Shared power to dispose or to direct the disposition of: 0


Lawrence J. Goldstein
(a) Amount beneficially owned: 22,910
(b) Percent of class: 0.2%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 22,910
(ii) Shared power to vote or to direct the vote: 0
(iii) Sole power to dispose or
to direct the disposition of: 22,910
(iv) Shared power to dispose or
to direct the disposition of: 0

The filing of this statement made by each of the Reporting Persons shall not be construed as an admission that any of such persons is, for purposes of Section 13(d) of the Securities Exchange Act of
1934, the beneficial owner of any other securities covered by this statement.

Item 5.  Not Applicable

Item 6.  Interest in Securities of the Issuer.

(c) The following is a list of transactions in the Shares made in open market purchases during the past 60 days:

Date	Amount Purchased	Price/Share	Purchaser
2/2/18	5,997			$2.11		Lawrence J. Goldstein


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 7.

Not applicable

Item 8.

Not applicable

Item 9.

Not applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2018

SANTA MONICA PARTNERS, L.P.
By: SMP ASSET MANAGEMENT, LLC, GENERAL PARTNER

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, Sole Managing Member

February 9, 2018
SMP ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, Sole Managing Member


February 9, 2018

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein